As Filed With the Securities and Exchange Commission on December 20, 2002

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_______________________

FORM S-8

Registration Statement Under

The Securities Act of 1933

________________________

TRIPOS, INC.

(Exact name of registrant as specified in its charter)

Utah	43-1454986
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1699 South Hanley Road

St. Louis, Missouri 63144

(Address of Principal Executive Offices)

_________________________

TRIPOS, INC. 1994 DIRECTOR STOCK OPTION PLAN

(Full title of the plans)

Dr. John P. McAlister

President and Chief Executive Officer

Tripos, Inc.

1699 South Hanley Road

St. Louis, Missouri 63144

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 647-1099

________________________

Copies to:

Roger D. Stern, Esq.

Wilson Sonsini Goodrich & Rosati, PC
950 Page Mill Road
Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.005 par value(1)	120,000	$7.26	$871,200	$80.15

(1) Includes one attached preferred stock purchase right per share.

(2) The shares being registered hereby are reserved for issuance pursuant to the Tripos, Inc. 1994 Director Stock Option Plan.

(3) Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(h), based upon a price of $7.26 per share, being the average of the high and low transaction prices of the Registrant's common stock per share as reported on the Nasdaq National Market on December 19, 2002.

TRIPOS, INC.

1994 DIRECTOR STOCK OPTION PLAN

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Tripos, Inc. in connection with the registration of an additional 120,000 shares of common stock, $.005 par value per share, to be issued pursuant to the Tripos, Inc. 1994 Director Stock Option Plan. The contents of the Registration Statement on Form S-8 (Reg. No. 333-61829) filed by Tripos, Inc. with the Securities and Exchange Commission on August 19, 1998, other than Item 5, are incorporated herein by reference.

Item 5. Not Applicable.

Item 8. Exhibits.

See Exhibit Index located at page 5 hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to Registration Statement (File No. 333-______) to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 20th day of December 2002.

TRIPOS, INC.

By: /s/ John P. McAlister
John P. McAlister
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. McAlister	President, Chief Executive	December 20, 2002
John P. McAlister	Officer and Director
Principal Executive Officer

/s/ B. James Rubin	Senior Vice President, Chief	December 20, 2002
B. James Rubin	Financial Officer and Secretary
Principal Financial Officer

/s/ John D. Yingling	Vice President, Chief Accounting	December 20, 2002
John D. Yingling	Officer and Assistant Secretary
Principal Accounting Officer

*	Chairman of the Board	December 20, 2002
Ralph S. Lobdell	of Directors

*	Director	December 20, 2002
Gary Meredith

*	Director	December 20, 2002
Stewart Carrell

*	Director	December 20, 2002
Ferid Murad

*	Director	December 20, 2002
Alfred Alberts

*By /s/ John P. McAlister

John P. McAlister

Attorney-in-fact

John P. McAlister, by signing his name hereto, does sign this document on behalf of the individuals named above, pursuant to a power of attorney duly executed by such individuals, previously filed as Exhibit 24 to the Registration Statement on Form S-8 filed on August 19, 1998.

EXHIBIT INDEX

Exhibit No.

4.1 Amended and Restated Articles of Incorporation, dated January 26, 1996, incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

4.2 Articles of Amendment to the Articles of Incorporation, dated February 4, 2000, incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

4.3 Amended and Restated Bylaws, incorporated by reference to the Registrant's Registration Statement on Form 10 dated May 27, 1994.

4.4 Investor's Rights Agreement, dated February 4, 2000, between LION bioscience AG and Tripos, Inc., incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

4.5 Rights Agreement, dated January 26, 1996, between Tripos, Inc. and Boatmen's Trust Company, as Rights Agent, incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

5.1 Opinion of Wilson, Sonsini, Goodrich & Rosati, PC as to the legality of the securities being registered.*

23.1 Consent of Ernst & Young LLP.*

23.2 Consent of Counsel (included in Exhibit 5.1).

24.1      Power of Attorney.**

99.1      1994 Director Stock Option Plan

99.2     Form of Option Agreement

________________

* Filed herewith

** Previously filed

Exhibit 5.1

December 19, 2002

Tripos, Inc.

1699 South Hanley Road

Suite 303

St. Louis, MO 63144

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 19, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1994 Director Stock Option Plan (as to 120,000 additional shares) (the "Plan" and the "Shares" as appropriate). As legal counsel for Tripos, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully paid and non assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-______) pertaining to the Tripos, Inc. 1994 Director Stock Option Plan of our report dated February 5, 2002 (except Notes 16 and 18, as to which the date is February 8, 2002), with respect to the consolidated financial statements and schedule of Tripos, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst and Young, LLP

St. Louis, Missouri

December 19, 2002